                                  EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made effective November 25, 2003 by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and BYRON BERGREN ("Employee").

                              W I T N E S S E T H:

         WHEREAS, The Elder-Beerman Stores Corp. ("Elder-Beerman") and the Employee are parties to an Employment Agreement dated January 23, 2002 (the "Prior Employment Agreement"); and

         WHEREAS, the Company has acquired Elder-Beerman; and

         WHEREAS, the Company deems it critical to retain Employee in a senior executive position and to provide him with financial incentives to help manage the integration between the Company and Elder-Beerman, requiring an extraordinary commitment of time and travel.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

         1.       Position and Responsibilities.

                  (a) The Company hereby employs Employee and Employee hereby accepts employment by the Company as President and Chief Executive Officer of Elder-Beerman and Vice Chairman of the Company. Employee shall also be a member of the Board of Elder-Beerman during the term of this Agreement. Employee shall be jointly responsible with Tim Grumbacher, the Chairman and Chief Executive Officer of the Company and the

Company's President and other Vice Chairman, for directing and managing the integration between the Company and Elder-Beerman and shall have all the duties and responsibilities normally attendant to the position of President and Chief Executive Officer of Elder Beerman and Vice Chairman of the Company. Employee shall perform such other executive duties as may from time to time reasonably be assigned to Employee by the Chairman of the Board of the Company and shall report directly to the Chairman of the Board of the Company.

                  (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. During the term of this Agreement, Employee may not, directly or indirectly, do any work for or on behalf of a competitor or any other for-profit company or non-profit organization while employed by the Company, without the Company's written consent. However, nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his personal funds in less than one percent of the outstanding capital stock or other securities of any entity that is regularly traded on any national securities exchange or to invest up to $500,000 in a private company. Notwithstanding the foregoing, Employee may continue to serve on the Board of Directors of the Dayton Economic Development Commission provided that such activities do not significantly interfere with Employee's duties under this Agreement. Approval of other board memberships and participation in lectures and teaching activities will be at the discretion of the Chairman of the Board; provided, however, such approval will not be unreasonably withheld.

                  (c) Employee shall not obtain goods or services or otherwise deal on behalf of the Company with any business or entity in which Employee or a member of his family has a financial interest or from which Employee or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any public company in which Employee or members of his family own in the aggregate less than one percent of the outstanding stock.

         2. Term of Agreement. This Agreement, and Employee's employment hereunder, shall commence effective upon execution by both parties, and shall continue through and terminate on April 15, 2004 ("the Term"), unless sooner terminated in accordance with Section 8 below.

         3. Place of Performance. Employee shall continue to be based at the executive offices of Elder-Beerman in Dayton, Ohio, but his position will require substantial travel to the Company's executive offices currently located in York, Pennsylvania, the cost of which will be reimbursed by the Company in accordance with Section 6.

         4.       Compensation.

                  (a) Salary and Incentive Compensation. Employee shall continue to receive the Annual Base Salary and Annual Incentive Compensation provided by Sections 4.1(a) and 4.1(c) of the Prior Employment Agreement, payable in accordance with the Company's regular executive payroll practices, provided that with respect to the Elder-Beerman 2003 Performance Incentive Plan (the "2003 Incentive Plan") (i) any payment due Executive under the 2003 Incentive Plan shall be payable no later than April 15, 2004, and (ii) "Net Operating Profit" for purposes of the 2003 Incentive Plan as applicable to Employee shall be determined on a consistent basis with past practices of Elder-Beerman in administering its incentive compensation plans, and will be normalized to adjust for and exclude any negative impact from the sale process for Elder-Beerman, Elder-Beerman's acquisition by the Company and the integration of Elder-Beerman and the Company, and related costs and expenses. Employee's rights to Long-Term Incentive Compensation as to stock or options granted prior to the Effective Date pursuant to the Prior Employment Agreement shall not be affected by this Agreement.

                  (b) Special Integration Services Bonus. In consideration for Employee's undertaking of the additional duties and responsibilities of directing and managing the integration between the Company and Elder-Beerman, which the parties acknowledge will require an extraordinary commitment of time and travel, for which Employee would not otherwise be compensated, Employee will receive an additional special integration services bonus of $612,000 payable on April 15, 2004, provided that Employee does not resign without Good Reason or is not discharged for Cause (as such terms are defined herein) prior to April 15, 2004. In order for Employee to receive this bonus, Elder-Beerman must achieve at least a $15 million Net Operating Profit for its fiscal year ending on or about January 31, 2004, determined on a consistent basis with past practices of Elder-Beerman, and normalized to adjust for and exclude any negative impact from the sale process for Elder-Beerman, Elder-Beerman's acquisition by the Company, and the integration of Elder-Beerman and the Company and related costs and expenses. The bonus provided for by this paragraph will not be charged to Elder-Beerman for purposes of the Net Operating Profit target.

         5.       Employee Benefits.

                  (a) Medical Insurance. Employee and his eligible dependents shall continue to be eligible to participate in the Company's group medical plans applicable to employees of

Elder-Beerman in accordance with the terms of such plans and subject to the restrictions and limitations contained in the plans or applicable insurance or agreements.

                  (b) Other Benefits. Employee shall be eligible to participate in the Company's profit sharing plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other employees of Elder-Beerman, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided however, that payments under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to Elder-Beerman employees generally. The Company will also pay the premium to provide Employee with $600,000 of supplemental term life insurance in addition to the life insurance currently made available to Employee, provided Employee is insurable at standard non-smoker rates. Moreover, the Company's obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee's participation in the Company's vacation plan, Employee shall be eligible for four weeks vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which the Employee does not work the entire calendar year. Employee shall continue to have use of a cell phone, leased automobile and computer equipment hookup as provided in Section 4.3 of the Prior Employment Agreement and the Company shall also maintain, at the Company's expense, Employee's current memberships in airline preferred traveler airport clubs.

         6. Business Expenses. The Company shall pay or reimburse Employee for all reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement in a manner commensurate with Employee's position and level of responsibility with the Company and Elder-Beerman (including his travel, lodging and other related costs incurred in traveling from Dayton to York) upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

         7. Death and Disability. Sections 5.1 and 5.2 of the Prior Employment Agreement shall remain in effect during the Term of this Agreement.

         8. Termination of Employment. Notwithstanding the Term specified in Section 2, Employee's employment may be terminated prior to the expiration of the Term in either of the following circumstances:

                  (a) Resignation for Good Reason. Employee may resign for "Good Reason," defined below, upon 30 days' written notice by Employee to the Company. The Company may waive Employee's obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary which otherwise would be due through the end of the notice period. For purposes of this Agreement, "Good Reason" shall mean any of the following violations of this Agreement by the Company: causing Employee to cease to be Vice Chairman of the Company and President and Chief Executive Officer of Elder-Beerman with commensurate duties and responsibilities; causing Employee to cease reporting to the Chairman of the Board of the Company; any reduction in Employee's base salary or opportunity or ability to earn incentive compensation under the 2003 Incentive Plan or opportunity or ability to earn the Special Integration Services Bonus provided for in Section 4(b) above or any breach of any material provision of this Agreement. Any breach of any material provision of the Agreement shall not constitute "Good Reason" unless the Employee provides the Company with written notice detailing the matters he asserts to be "Good Reason" which the Company does not cure within thirty (30) days of receiving the notice.

                  (b) Discharge for Cause. Company may discharge Employee at any time for "Cause" in accordance with Section 5.3 of the Prior Agreement which section shall remain in effect during the Term of this Agreement, provided that the references in said Section 5.3 to the "Board" shall be deemed to be references to the Board of the Company and the references in clause (b)(ii) of said Section 5.3 to Sections "9.1, 9.2 or 9.3" of the Prior Agreement shall be deemed to be references to Section 11 of this Agreement.

         9.       Payments Upon Termination or Expiration of the Term.

                  (a) Discharge Without Cause or Resignation for Good Reason. If Employee is discharged without Cause prior to April 15, 2004 or resigns for Good Reason:

                           (i)      Employee shall continue to receive his base
salary for the remaining term of the Agreement in the same manner as in effect on the Effective Date, and promptly receive all accrued but unused vacation pay.

                           (ii)     If not previously paid, Employee will
receive his incentive compensation under the 2003 Incentive Plan for the Company's fiscal year ending on or about January 31, 2004 in the amount which would have been earned by the Employee if not so terminated prior to April 15, 2004. This incentive compensation will be promptly paid at such time as other employees receive their incentive compensation under the 2003 Incentive Plan.

                           (iii)    If not previously paid, Employee will
receive the payment provided by Section 4(b) of this Agreement within two (2) business days of the date of termination.

                           (iv)     The Employee will receive in a lump sum
within seven (7) days after the release referred to in Section 9(b) below becomes effective, a termination payment in the amount of $1,800,000.

                  (b) Release. The Employee's right to the payments set forth in Section 9(a) above shall be contingent upon execution by the Employee at or about the time of termination of his employment of a general release of claims (including without limitation contractual, common law and statutory claims) in favor of the Company and its officers, directors, executives and agents substantially similar in substance to the release attached as Exhibit "A," which release he does not revoke; provided that Employee's obligation to provide this release is contingent upon his concurrent receipt from Employer of a general release of claims against Employee (including, without limitation contractual, common law and statutory claims), substantially similar in substance to the release attached as Exhibit "B"; in the event Employer does not provide such a release, Employee shall be entitled to the payments provided under this Section 9 without executing the release otherwise required of him hereunder.

                  (c) No Duty to Mitigate. Employee shall have no duty to mitigate his damages and the amounts due Employee upon discharge without Cause or resignation for Good Reason shall not be reduced by any payments received from other sources.

                  (d) Resignation/Discharge for Cause. If Employee is discharged for Cause or resigns without Good Reason, Employee will be entitled to promptly receive his base salary for any days worked through the date of termination and accrued but unpaid vacation, and such other benefits then available to Employee under any benefit plan or policy maintained by the Company maintained for Employee's benefit or in which Employee participated.

                  (e) Expiration of Term. Upon expiration of the Term on April 15, 2004, Employee shall receive (in addition to all previously earned compensation and accrued but unused vacation pay), the bonus payment provided under Section 4(b), which shall be payable on April 15, 2004 and a termination payment in the amount of $1,800,000. This termination payment shall be payable in a lump sum within seven (7) days after the release referred to in Section 9(b) above becomes effective.

         10. Company Property. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment with the Company, are and shall remain the sole and confidential property of the Company.

         11.      Confidential Information.

                  (a) During his employment with the Company and at all times thereafter, and except as required by law, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company which Employee acquires in the course of his employment which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Employee confirms that such information is confidential and constitutes the exclusive property of the Company.

                  (b) The provisions of subparagraph (a) shall survive the cessation of Employee's employment for any reason, as well as the expiration of this Agreement at the end of the Term (or any extension of the Term) or at any time prior thereto.

                  (c) Employee acknowledges that the restrictions contained in this Section 10, in view of the nature of the business in which the Company is engaged and the Employee's position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee and Employee hereby stipulates to the entering of such injunctive relief prohibiting Employee from engaging in such breach.

         12. Taxes. Except as set forth in Section 13 below, Employee acknowledges that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company. The Company may withhold from amounts otherwise payable to the Employee pursuant to this Agreement and pay over to the Internal Revenue Service ("IRS") or any other taxing authority, for the benefit of the Employee, any taxes to the extent required by applicable statutes, rulings or regulations.

         13.      Indemnification

                  (a) The Company agrees that it shall take the position, for purposes of information reporting and withholding, that no amount paid under this Agreement constitutes an "excess parachute payment" (as that term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) to Employee; except to the extent required by applicable law in the event that Employee is either discharged without Cause or resigns for Good Reason prior to the end of the Term of this Agreement.

                  (b) Anything in this Agreement to the contrary notwithstanding, and except as set forth below, in the event that any payment made to Employee pursuant to this Agreement (other than pursuant to this Section
13) (an "Agreement Payment" or, collectively, the "Agreement Payments") is determined to be, or the IRS or any other taxing authority asserts that any Agreement Payment constitutes, an excess parachute payment subject to the excise tax imposed by Section 4999 of the Code or any successor provision thereto, or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such tax (collectively, the "Excise Tax"), and the IRS prevails after the Company exhausts its remedies pursuant to Section 13(c) or the Employee acquiesces to the assessment of such Excise Tax with the written consent of the Company, then Employee shall be entitled to receive an additional payment from the Company (the "Gross-Up Payment") in an amount such that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income or Excise Tax imposed on the Gross-Up Payment, Employee will retain a portion of the Gross-Up Payment equal in amount to the Excise Tax imposed upon the Agreement Payments. The intent of this Section 13(a) is to provide additional payments to Employee in the form of the Gross-Up Payment, so that the net, after-tax benefit to the Employee from all payments made pursuant to this Agreement (including the Gross-Up Payment made pursuant to this Section
13) equals the amount the Employee would have received (on an after-tax basis) had no Excise Tax been applicable to any payments made pursuant to this Agreement. The amount of the Gross-Up Payment required to be paid pursuant to this Section 13 shall be determined by a nationally recognized certified public accounting firm designated by the Employee and the Company by mutual agreement (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Gross-Up Payment, as determined in accordance with this Section 13, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

                  (c) The Employee shall notify the Company in writing of any claim by the IRS or any other taxing authority that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Employee is informed in writing of such claim. The Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that the Company desires to contest such claim, the Employee shall cooperate fully with the Company in any such contest, including any administrative or court proceedings in which the IRS or a state or local tax authority asserts a claim for Excise Tax or the Employee sues for a refund, and the Employee agrees not to acquiesce in any assessment of the Excise Tax by the IRS or any other tax authority without the written consent of the Company. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any such contest or claim for refund, and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. If the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance. The Company shall have the right to control any contest under this Section 13(b); provided however, that such control shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which an amount contested pursuant to this Section 13(b) is claimed to be due shall be limited solely to such contested amount.

                  (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 13(b), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's compliance with the requirements of Section 13(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 13(b), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         14. Legal Fees, Costs and Expenses. The Company agrees to pay Employee's reasonable attorney's fees, costs and expenses in connection with the negotiation of this Agreement. In the event of any litigation brought by Employee to enforce any provision of this Agreement, he shall be entitled to recover his reasonable attorney's fees, costs and expenses incurred to enforce the Agreement if he prevails in the litigation. Any payment due to Employee under this Agreement which was not timely made by the Company shall include an award of interest at the rate of 10% per annum.

         15. Entire Understanding. This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company or Elder-Beerman and Employee except as herein contained, including without limitation the Prior Employment Agreement, except to the extent that its provisions are explicitly incorporated by reference herein. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

         16. Modifications. This Agreement may not be modified orally but only by written agreement signed by Employee and the Company's Chief Executive Officer or such other person as the Board may designate specifically for this purpose.

         17. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         18. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which expressly assumes, in a writing reasonably acceptable to Employee, this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

         19. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre paid, return receipt requested, addressed as set forth below:

                  (a)      If to the Company:

                  The Bon-Ton Stores, Inc.
                  2801 East Market Street
                  York, PA 17402
                  Attention: Chief Executive Officer

                  with a copy to:

                  Henry F. Miller, Esquire
                  Wolf, Block, Schorr and Solis-Cohen LLP
                  1650 Arch Street
                  22nd Floor
                  Philadelphia, PA 19103-2097

                  (b)      If to Employee:

                  Byron Bergren
                  2284 Annandale Place
                  Beavercreek, OH 45385

                  with a copy to

                  Matthew Knopf, Esquire
                  Dorsey & Whitney LLP
                  50 South Fifth Street
                  Minneapolis, MN 55402

In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

         20. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         21. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.

         22. No Assignment, Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Executive Officer. This Agreement is assignable by the Company only in accordance with Section 18 above.

         23. Indulgences. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         24. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         25. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict of laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         26. Chief Executive Officer. In the absence of the Chief Executive Officer of the Company, the decisions of the Chief Executive Officer may be made by such other person as designated by the Company's Board.

         27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

                                                 THE BON-TON STORES, INC.

                                                 By: /s/ M. Thomas Grumbacher
                                                     M. Thomas Grumbacher
                                                     Chief Executive Officer

                                                 BYRON BERGREN

                                                 /s/ Byron Bergren

EXHIBIT "A"

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         THIS Separation Agreement and General Release ("Agreement") is by and between The Bon-Ton Stores, Inc. (the "Company" or "Bon-Ton") and Byron Bergren ("Employee").

                                  WITNESSETH:

         WHEREAS, Employee was employed by the Company under an Employment Agreement entered into in November, 2003 (the "Employment Agreement");

         WHEREAS, the Employment Agreement provides for certain payments and benefits conditioned upon, inter alia, the execution of a release by Employee;

         WHEREAS, Employee's employment with the Company has ceased;

         NOW, THEREFORE, the parties agree as follows:

         1. The foregoing recitals are incorporated herein as if set forth at length.

         2. In exchange for Employee's promises and obligations under this Agreement, the Company agrees provide to Employee with payments and benefits under paragraph 9 of the Employment Agreement.

         3. Employee, intending to be legally bound, releases and forever discharges the Company, its direct and indirect parents, subsidiaries and affiliated companies, their past, present and future officers, directors, attorneys, employees, shareholders and agents and their respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively "Claims"), known or unknown, which he, his heirs, agents, successors or assigns may have against Releasees arising out of any matter, omission, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of his employment with and/or termination of employment with the Company or any of Releasees; any claims for unpaid or

                                   - A - 1 -
withheld wages, severance pay, benefits, bonuses and/or other compensation of any kind including but not limited to any claim under the Employee Retirement Income Security Act ("ERISA") or otherwise for payments or benefits under any severance pay plan; any claims for attorneys' fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, handicap, disability, citizenship, national origin or any other factor prohibited by Federal, State or Local law (such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disability Act and state or local laws against discrimination including but not limited to the Pennsylvania Human Relations Act ) or any claim for retaliation under said statutes; and/or any common law claims, now existing or hereafter recognized, such as breach of contract, libel, slander, fraud, promissory estoppel, breach of implied covenant of good faith and fair dealing, misrepresentation or wrongful discharge. Employee specifically waives any claims for reinstatement and employment with the Company and agrees not to apply for reemployment. It is specifically agreed that this release does not apply to claims: (a) to recover any payments or benefits due under Section 9 of the Employment Agreement or this Separation Agreement and General Release; (b) for indemnity under the Company's by-laws or any other contract; (c) for insurance coverage under any applicable directors and officers liability policy; and (d) for any vested benefit under any Company or Elder-Beerman benefit plan.

         4. Employee agrees that he is not and shall not become entitled to any payment from any Releasee, other than the payments from the Company under
Section 9 of the Employment Agreement and paragraph 2 of this Agreement and payments (if applicable) of reasonable attorneys fees, costs and expenses and interest under Section 14 of the Employment Agreement. Except as provided in the Employment Agreement and paragraph 2 of the Agreement, Employee

                                   - A - 2 -
specifically waives any rights he may have to participate in any Company or other Releasee bonus plans or arrangements of any kind.

         5. Employee agrees and admits that no representation of fact or opinion has been made by the Company or any representative thereof, to induce this Agreement and that this Agreement is executed solely in exchange for the consideration expressly provided by this Agreement.

         6. Employee agrees that in the event the Company breaches any of the provisions of this Agreement, his sole remedy for such breach shall be the enforcement of the terms of this Agreement.

         7. This Agreement shall be governed by the laws of the State of Pennsylvania, and constitutes the entire and exclusive agreement between the parties hereto and shall supersede all previous or contemporaneous negotiations, commitments, statements, and writings, except for Employee's continuing obligations under the Employment Agreement.

         8. The Company may only assign its rights, liabilities, and obligations hereunder in the event of an assignment of the Employment Agreement with respect to which the Company has complied with its obligations under
Section 18 of the Employment Agreement. This Agreement shall bind and inure to the benefit of any such assignee or any successor to the Company.

         9. Unless otherwise set forth herein, all notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested addressed as follows, or to such other address as may be provided by the respective parties to this Agreement:

                  (a)      If to the Company:

                                   - A - 3 -

                           The Bon-Ton Stores, Inc.
                           2801 East Market Street
                           York, PA 17402
                           Attention: Chief Employee Officer

                           with a copy to:

                           Henry F. Miller, Esquire
                           Wolf, Block, Schorr and Solis-Cohen LLP
                           1650 Arch Street
                           22nd Floor
                           Philadelphia, PA 19103-2097

                  (b)      If to Employee:

                           Byron Bergren
                           2284 Annandale Place
                           Beavercreek, OH 45385

                           with a copy to:

                           Matthew Knopf, Esq.
                           Dorsey & Whitney LLP
                           50 South Fifth Street
                           Minneapolis, MN 55402

         10.      Employee agrees and represents that:

                  (a) He has read carefully the terms of this Agreement, including the general release contained in paragraph 3;

                  (b) He has had an opportunity to and has been advised in writing to review this Agreement and general release with an attorney;

                  (c) He understands the meaning and effect of the terms of this Agreement, including the general release;

                  (d) He was given at least twenty-one (21) days to determine whether he wished to enter into this Agreement;

                  (e) The entry into and execution of this Agreement, including the general release, is his own free and voluntary act, without compulsion or coercion of any kind; and

                                   - A - 4 -

                  (f) This Agreement is supported by full and adequate consideration.

         11. Employee may revoke this Agreement for a period of seven (7) days following the execution of this Agreement. The Agreement shall not be effective or enforceable until the revocation period has expired. Any revocation must be in a writing signed by Employee and be mailed to or received by Henry F. Miller, Esquire, at his address as set forth in Section 10 hereof, before the revocation period has expired. The date the letter is post-marked will be deemed to be the date of mailing.

         12. This Agreement shall be null and void if Employee does not receive a Separation Agreement and General Release substantially in the form of Exhibit "B" to the Employment Agreement concurrently with his execution and delivery of this Agreement.

         IN WITNESS WHEREOF, intending to be legally bound, the undersigned have hereto set their hands on the date(s) set forth below.

                                                   AGREED AND UNDERSTOOD:

                                                   The Bon-Ton Stores, Inc.

                                                   By: _________________________

                                                   By: _________________________
                                                       BYRON BERGREN

Dated: __________

                                   - A - 5 -

EXHIBIT "B"

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         THIS Separation Agreement and General Release ("Agreement") is by and between The Bon-Ton Stores, Inc. (the "Company" or "Bon-Ton") and Byron Bergren ("Bergren").

                                   WITNESSETH:

         WHEREAS, Bergren was employed by the Company under an Employment Agreement entered into in November, 2003 (the "Employment Agreement");

         WHEREAS, the Employment Agreement provides for certain payments and benefits conditioned upon, inter alia, the execution of a release by Bergren;

         WHEREAS, the Employment Agreement provides for the execution of a release by the Company in connection with the execution of a release by Bergren;

         WHEREAS, Bergren's employment with the Company has ceased and he has executed a release of the Company;

         NOW, THEREFORE, the parties agree as follows:

         1. The foregoing recitals are incorporated herein as if set forth at length.

         2. The Company intending to be legally bound, releases and forever discharges Bergren and his respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively "Claims"), known or unknown, which the Company or its successors or assigns may have against Releasees arising out of any matter, omission, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of this employment with and/or termination of employment with the Company; and/or any common law claims, now existing or hereafter recognized, such as breach of contract, libel, slander, promissory estoppel, and breach of implied covenant of good faith and fair dealing. It is

                                   - B - 1 -
specifically agreed that this release does not apply to claims to enforce
Section 11 of the Employment Agreement.

         3. The Company agrees and admits that no representation of fact or opinion has been made to induce this Agreement and that this Agreement is executed solely in exchange for the consideration expressly provided by this Agreement.

         4. This Agreement shall be governed by the laws of the State of Pennsylvania, and constitutes the entire and exclusive agreement between the parties hereto and shall supersede all previous or contemporaneous negotiations, commitments, statements, and writings, except for Bergren's continuing obligations under the Employment Agreement.

         5. Unless otherwise set forth herein, all notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested addressed as follows, or to such other address as may be provided by the respective parties to this Agreement:

         (a)      If to the Company:

                  The Bon-Ton Stores, Inc.
                  2801 East Market Street
                  York, PA 17402
                  Attention: Chief Employee Officer

                  with a copy to:

                  Henry F. Miller, Esquire
                  Wolf, Block, Schorr and Solis-Cohen LLP
                  1650 Arch Street
                  22nd Floor
                  Philadelphia, PA 19103-2097

         (b)      If to Employee:

                  Byron Bergren
                  2284 Annandale Place
                  Beavercreek, OH 45385

                                   - B - 2 -
                           with a copy to:

                           Matthew Knopf, Esq.
                           Dorsey & Whitney LLP
                           50 South Fifth Street
                           Minneapolis, MN 55402

         6. The Company agrees and represents that this Agreement is supported by full and adequate consideration.

         7. This Agreement shall be null and void if Bergren revokes his Separation Agreement and General Release executed and delivered concurrently with the Agreement. IN WITNESS WHEREOF, intending to be legally bound, the undersigned have hereto set their hands on the date(s) set forth below.

                                                 AGREED AND UNDERSTOOD:

                                                 The Bon-Ton Stores, Inc.

                                                 By: ___________________________

                                                 By: ___________________________
                                                     BYRON BERGREN

                                   - B - 3 -